EXHIBIT 99.2

FOR IMMEDIATE RELEASE

BioNexus Gene Lab Corp. (Nasdaq: BGLC) Secures $500 Million Equity Facility From ARC Group International to Support Expansion of Precision Diagnostics, CDMO Operations, and Therapeutic Commercialization

December 2, 2025 – BioNexus Gene Lab Corp. (“BGLC” or the “Company”), an emerging provider of precision oncology diagnostics with expanding operations across Southeast Asia, today announced it has entered into a $500,000,000 Equity Purchase Agreement (the “Facility”) with ARC Group International Ltd. (“ARC”), a global investment bank and the parent of ARC Group Securities, a FINRA registered broker dealer. The Company believes this facility will provide it with long-term, discretionary access to capital to advance its strategic initiatives, including the commercialization of the VitaGuard™ minimal residual disease (MRD) platform, the addition of contract development and manufacturing organization (“CDMO”) services to its business regionally, and building the Company’s therapeutic development and commercialization programs.

Under the terms of the Agreement, BGLC, at its sole discretion, may issue and sell registered shares of its common stock to ARC over the commitment period of 36 months.  In consideration for ARC’s commitment, BGLC issued 175,000 shares of common stock as a one-time fee, priced at the closing price on Nov 26, 2025 - $4.32. ARC is prohibited from owning more than 9.99% of BGLC’s outstanding shares at any time and is restricted from short-selling or hedging the Company’s securities.  The Company will file a registration statement to register the resale of shares issued under the Facility, and no shares may be sold prior to registration.

The Facility complements BGLC’s previously announced $20 million At-The-Market program, enhancing the Company’s financial flexibility while preserving strategic control over the timing and scale of capital deployment.

“This commitment from ARC strengthens our capital position at a pivotal time for BGLC,” said Sam Tan, Chief Executive Officer of BioNexus Gene Lab Corp. “Following our recently executed exclusive licensing agreement for the VitaGuard MRD platform in Southeast Asia, and with the ongoing transformation of our business into a CDMO capable of supporting high-value bioprocessing and manufacturing, we are building a diversified biotechnology platform with multiple growth pathways.”

“Importantly, this Facility is entirely at our discretion and is intended to support milestone-driven initiatives rather than routine financing,” Tan added. “We intend to draw from this resource selectively and responsibly as we advance our diagnostics, CDMO, and therapeutic commercialization programs.”

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Please refer to the Company’s Form 8-K filed on December 2, 2025 regarding this transaction for more pertinent details concerning the Facility.

Advancing Precision Oncology in Southeast Asia

On November 28, 2025,  BGLC executed a definitive licensing agreement with Fidelion Diagnostics Pte. Ltd. to commercialize the VitaGuard™ MRD assay, a next-generation liquid biopsy platform for early cancer detection, recurrence monitoring, and precision-treatment decision making. The ARC Facility enhances BGLC’s ability to support clinical adoption, regulatory pathways, and infrastructure development necessary to bring MRD testing to broader populations across Malaysia, Singapore, Indonesia, and Thailand.

Supporting BGLC’s CDMO Transformation

BGLC continues to expand its business to include contract development and manufacturing organization services, enabling the Company to participate in biologics production, assay manufacturing, and high-performance diagnostic supply chains. The Facility strengthens BGLC’s ability to invest in quality-systems upgrades, manufacturing capacity, technical capabilities, and strategic partnerships aligned with global CDMO standards.

Advancing Therapeutic Opportunities

The Company also continues to progress the strategic partnership initiative with BirchBioMed Inc., the subject of a recently announced non-binding term sheet, including regional regulatory planning for FS2, a topical therapeutic candidate targeting fibrosis, hypertrophic scarring, and skin regeneration. The Facility provides capital optionality to support clinical, regulatory, and commercial preparations as the term sheet potentially moves into a definitive partnership. For more information, visit www.birchbiomed.com.

About BioNexus Gene Lab Corp.

BioNexus Gene Lab Corp. (Nasdaq: BGLC) is an emerging provider of precision medical diagnostics solutions, expanding into contract development and manufacturing services. Through its subsidiaries, the Company is expanding its capabilities in oncology diagnostics, biologics development, specialty manufacturing, and integrated laboratory services across Southeast Asia. BioNexus Gene Lab Corp. is headquartered in Kuala Lumpur, Malaysia.

For more information, visit www.bionexusgenelab.com.

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About ARC Group International Ltd.

ARC Group is a global investment bank, asset manager and management consultancy firm established in 2015. The firm specializes in capital markets, mergers & acquisitions, strategic advisory, and asset management, supporting clients through complex cross-border transactions and offering tailored financing solutions. ARC Group operates across twelve countries and three continents, providing expertise in sectors ranging from technology and digital assets to consumer goods and advanced industries. For more information, visit www.arc-group.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s growth strategy, expansion plans, expected use of proceeds, commercialization of the VitaGuard MRD platform, development of CDMO capabilities, therapeutic initiatives, and the anticipated benefits of the Equity Purchase Agreement and ATM program. Forward-looking statements are based on current expectations, estimates, forecasts, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties are described in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date hereof, and the Company undertakes no obligation to update any forward-looking statements except as required by law.

Contact

Investor Relations

BioNexus Gene Lab Corp.

Email: ir@bionexusgenelab.com

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